Exhibit 10.63

Conformed Copy

GUARANTEE AGREEMENT

dated 21 April 2004

between

ADVANCED MICRO DEVICES, INC.

the Guarantor

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

the Borrower

DRESDNER BANK AG in Berlin

as Secuity Agent

and

DRESDNER BANK LUXEMBOURG S.A.

as Facility Agent

Baker & McKenzie

Frankfurt

Schedules
SCHEDULE 1	42
HEDGING STRATEGY	42
SCHEDULE 2	43
FORM OF COMPLIANCE CERTIFICATE	43
SCHEDULE 3	45
FORM OF MONTHLY CONSOLIDATED CASH REPORT	45

THIS GUARANTEE AGREEMENT is dated 21 April 2004 and made between:

(1)	Advanced Micro Devices, Inc., a corporation organised under the laws of the state of Delaware, United States of America, having its principal place of business in Sunnyvale, California, United States of America (the “Guarantor”);

(2)	AMD Fab 36 Limited Liability Company & Co. KG, a German limited partnership with its business address at Wilschdorfer Landstrasse 101, 01109 Dresden, Germany, registered at the commercial register (Handelsregister) of the local court (Amtsgericht) in Dresden under HRA 5255 (the “Borrower”);

(3)	Dresdner Bank AG in Berlin as Security Agent under German law pursuant to and in accordance with Clause 24.1 (Appointment of the Facility Agent and the Security Agent) of the Facility Agreement (the “Security Agent”); and

(4)	Dresdner Bank Luxembourg S.A. as Facility Agent for the Lenders pursuant to and in accordance with Clause 24.1 (Appointment of the Facility Agent and the Security Agent) of the Facility Agreement (the “Facility Agent”).

WHEREAS:

(A)	The Lenders have agreed to make available to the Borrower a term facility on the terms of and subject to the Facility Agreement (as defined below).

(B)	It is a condition to the Lenders making the Facility available that the Guarantor enters into this Guarantee Agreement.

(C)	The Guarantor enters into this Guarantee Agreement in favour of the other parties hereto in order to ensure that the Finance Parties shall receive payment of all amounts expressed to be payable by the Borrower under the Facility Agreement, any other Finance Document to which it is a party or the Subsidy Agreements in the currency and at the place provided therein at its stated or accelerated maturity and irrespective of the factual or legal circumstances and motives by reason of which the Borrower may fail to pay the Guarantor’s Liabilities (as each are defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Guarantee Agreement:

“Agent” means “Agent” (Agent), as this term is defined in the Facility Agreement.

“Auditor” means “Wirtschaftsprüfer” (Auditor), as this term is defined in the Facility Agreement.

“Authorisation” means “Genehmigung” (Authorisation), as this term is defined in the Facility Agreement.

“Base Financial Statement” means “Basis-Abschlüsse” (Base Financial Statement), as this term is defined in the Facility Agreement.

“Borrower” means AMD Fab 36 Limited Liability Company & Co. KG.

“Business Day” means “Bankarbeitstag” (Business Day), as this term is defined in the Facility Agreement.

“Business Plan” means “Geschäftsplan” (Business Plan), as this term is defined in the Facility Agreement.

“Cash Shortfalls” means “Barmittel-Defizite” (Cash Shortfalls), as this term is defined in the Facility Agreement.

“Charged Assets” means “Besichertes Vermögen” (Charged Assets), as this term is defined in the Facility Agreement.

“Collateral Security” means any Security provided or assumed by a person in favour of the Security Agent securing the Guarantor’s Liabilities, whether generally or to a limited extent only and whether created or entered into before, on or after the date of this Guarantee Agreement.

“Commitment” means “Kreditzusage” (Commitment), as this term is defined in the Facility Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Compliance Certificate).

“Credit Rating” means “Rating” (Credit Rating), as this term is defined in the Facility Agreement.

“Dangerous Substance” means “Gefährliche Substanzen” (Dangerous Substance), as this term is defined in the Facility Agreement.

“Default” means “Kündigungstatbestand” (Default), as this term is defined in the Facility Agreement.

“Environment” means “Umwelt” (Environment), as this term is defined in the Facility Agreement.

“Environmental Claim” means “Umweltansprüche” (Environmental Claim), as this term is defined in the Facility Agreement.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, leased, occupied or used by the Guarantor into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by the Guarantor which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment arising at or from any site owned or occupied by the Guarantor.

“Environmental Law” means “Umweltrecht” (Environmental Law), as this term is defined in the Facility Agreement.

“Environmental Licence” means “Umweltgenehmigung” (Environmental Licence), as this term is defined in the Facility Agreement.

“Equipment” means “Anlagen” (Equipment), as this term is defined in the Facility Agreement.

“EU Notification Approval” means “EU-Genehmigung” (EU Notification Approval), as this term is defined in the Facility Agreement.

“Event of Default” means “Kündigungsgrund” (Event of Default), as this term is defined in the Facility Agreement.

“Facility” means “Kredit” (Facility), as this term is defined in the Facility Agreement.

“Facility Agreement” means a term loan facility agreement of up to EUR700,000,000 dated on or about the date of this Guarantee Agreement made amongst, inter alia, the Borrower, the Lenders, Dresdner Bank Luxembourg S.A. as Facility Agent and Dresdner Bank AG in Berlin as Security Agent and Reporting Agent (the “Facility Agreement”).

“Federal/State Guarantee” means “Bundes/Landesbürgschaft” (Federal/State Guarantee), as this term is defined in the Facility Agreement.

“Federal/State Guarantor Decision” means “Bürgschaftsentscheidung” (Federal/State Guarantor Decision), as this term is defined in the Facility Agreement.

“Federal/State Guarantors” means “Bundes-/Landesbürgen” (Federal/State Guarantors), as this term is defined in the Facility Agreement.

“Finance Documents” means this Guarantee Agreement, the Facility Agreement, any Fee Letter, any other Security Document and any other document designated as such by the Facility Agent and the Borrower and “Finance Document” means any of them.

“Facility Office” means “Kreditgeschäftsstelle” (Facility Office), as this term is defined in the Facility Agreement.

“Fee Letters” means “Gebührenvereinbarungen” (Fee Letters), as this term is defined in the Facility Agreement.

“Finance Party” means “Finanzierungspartei” (Finance Party), as this term is defined in the Facility Agreement.

“Financial Indebtedness” means “Finanzverbindlichkeit” (Financial Indebtedness), as this term is defined in the Facility Agreement.

“General Partner” means “Komplementär” (General Partner), as this term is defined in the Facility Agreement.

“German Subsidiaries” means, collectively or, where the context requires, individually, each Subsidiary of the Guarantor incorporated, established or formed in Germany.

“Group” means “Gruppe” (Group), as this term is defined in the Facility Agreement.

“Group Consolidated Cash” means for any fiscal month the amount of all cash, cash equivalents and short term investments of the Guarantor and of all its Subsidiaries, calculated employing the same method applied in calculating the annual audited and quarterly unaudited consolidated financial statements of the Guarantor, less the aggregate amount of all outstandings under any third-party revolving credit facility agreement (or third-party term loan agreement for borrowed money with an original maturity of up to one (1) year) of any member of the Group.

“Group Permitted Business” means, in relation to the Guarantor and the Group collectively, the design, development, manufacture and marketing of integrated circuits, together with any activity which is ancillary or incidental to any of the above.

“Guarantee” means the irrevocable and unconditional guarantee issued by the Guarantor pursuant to the terms of this Guarantee Agreement.

“Guaranteed Liabilities” means all and any sums that may now be, or might at any time in the future become, due, owing, incurred or payable, whether actually or contingently, by the Borrower to the Finance Parties under or pursuant to the Facility Agreement or any other Finance Document to which the Borrower is a party including, without limitation, on account of principal, interest, fees, expenses, indemnity payments, losses or damages and irrespective of:

(a)	the capacity (whether as principal, agent, trustee, beneficiary, partner or otherwise) of the Borrower or any Finance Party;

(b)	whether the Borrower is liable as principal debtor or as surety;

(c)	whether the Borrower is liable alone or jointly and/or severally with any other person; and

(d)	whether originally owing to a Finance Party or purchased or otherwise acquired by it in accordance with the terms of the Facility Agreement.

“Guarantor’s Liabilities” means the Guaranteed Liabilities and the Indemnified Liabilities.

“Hedging Strategy” means “Hedgingstrategie” (Hedging Strategy), as this term is defined in the Facility Agreement.

“Indemnified Liabilities” means all and any sums that may now be, or might at any time in the future become, due, owing, incurred or payable, whether actually or contingently, by the Borrower under or pursuant to the Subsidy Agreements as a result of any repayment claim brought by the Federal Republic of Germany or the Free State of Saxony (Freistaat Sachsen) in connection with any public allowances or grants (Investitionszuschüsse/ Investitionszulagen) provided to the Borrower including, without limitation, on account of principal, interest, fees, expenses, indemnity payments, losses or damages and irrespective of:

(a)	the capacity (whether as principal, agent, trustee, beneficiary, partner or otherwise) of the Borrower or the Security Agent;

(b)	whether the Borrower is liable as principal debtor or as surety; and

(c)	whether the Borrower is liable alone or jointly and/or severally with any other person.

“Information Memorandum” means “Information Memorandum” (Information Memorandum), as this term is defined in the Facility Agreement.

“Insolvency” in relation to any person, refers to that person undergoing or being subject to any winding-up, bankruptcy, receivership, administration, re-organisation, scheme of arrangement or composition, moratorium, assignment for the benefit of creditors or any analogous event or proceeding.

“Insurance Adviser” means “Versicherungsberater” (Insurance Adviser), as this term is defined in the Facility Agreement.

“Insurance Report” means “Versicherungsbericht” (Insurance Report), as this term is defined in the Facility Agreement.

“Intellectual Property” means “Geistiges Eigentum” (Intellectual Property), as this term is defined in the Facility Agreement.

“Intellectual Property Rights” means “Immaterialgüterrechte” (Intellectual Property Rights), as this term is defined in the Facility Agreement.

“Interest Period” means “Zinsperiode” (Interest Period), as this term is defined in the Facility Agreement.

“Lender” means “Kapitalgeber” (Lender), as this term is defined in the Facility Agreement.

“Limited Partners” means “Kommanditisten” (Limited Partners), as this term is defined in the Facility Agreement.

“Loan” means “Kreditbetrag” (Loan), as this term is defined in the Facility Agreement.

“Majority Lenders” means “Kreditgebermehrheit” (Majority Lenders), as this term is defined in the Facility Agreement.

“Management Plan” means “Managementplan” (Management Plan), as this term is defined in the Facility Agreement.

“Material Adverse Effect” means “Wesentliche Nachteilige Veränderung” (Material Adverse Effect), as this term is defined in the Facility Agreement.

“Material Subsidiaries” means, collectively or, where the context requires, individually:

(a)	the Borrower;

(b)	AMD Saxony Limited Liability Company & Co. KG;

(c)	FASL LLC; and

any other member of the Group, including its Subsidiaries, which meets any of the following requirements:

(i)	the Guarantor’s and its Subsidiaries’ investment in and advances to such other member of the Group exceed five (5) per cent. of the total assets of the Group consolidated as of the end of the most recently completed fiscal year;

(ii)	the Guarantor’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such other member of the Group exceeds five (5) per cent. of the total assets of the Group consolidated as of the end of the most recently completed fiscal year; or

(iii)	the Guarantor’s and its Subsidiaries’ earnings from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such other member of the Group exceeds five (5) per cent. of such earnings of the Group consolidated for the most recently completed fiscal year.

“Month” means “Monat” (Month), as this term is defined in the Facility Agreement.

“Obligor” means “Verpflichteter” (Obligor), as this term is defined in the Facility Agreement.

“Original Lenders” means “Ursprüngliche Kreditgeber” (Original Lenders), as this term is defined in the Facility Agreement.

“Other Surety” means any person (other than the Guarantor, the Borrower or the Security Agent) who is a party to any Collateral Security.

“Participation” means “Beteiligung” (Participation), as this term is defined in the Facility Agreement.

“Participation Agreement” means “Beteiligungsvereinbarung” (Participation Agreement), as this term is defined in the Facility Agreement.

“Partnership Agreement” means “Gesellschaftsvertrag” (Partnership Agreement), as this term is defined in the Facility Agreement.

“Partnership Interest Pledges” means “Verpfändung der Gesellschaftsanteile” (Partnership Interest Pledges), as this term is defined in the Facility Agreement.

“Permitted Business” means “Zulässiger Geschäftsbetrieb” (Permitted Business), as this term is defined in the Facility Agreement.

“Permitted Indebtedness” means “Zulässige Verbindlichkeiten” (Permitted Indebtedness), as this term is defined in the Facility Agreement.

“Permitted Security” means “Zulässige Sicherheiten” (Permitted Security), as this term is defined in the Facility Agreement.

“Project” means “Projekt” (Project), as this term is defined in the Facility Agreement.

“Project Documents” means “Projektdokumente” (Project Documents), as this term is defined in the Facility Agreement.

“Protected Party” means “Geschützte Partei” (Protected Party), as this term is defined in the Facility Agreement.

“Qualifying Lenders” means “Qualifizierte Kreditgeber” (Qualifying Lenders), as this term is defined in the Facility Agreement.

“Quarter Date” means “Quartalstag” (Quarter Date), as this term is defined in the Facility Agreement.

“Relevant GAAP” means:

(a)	in respect of the Borrower, German GAAP;

(b)	in respect of the Guarantor, US GAAP; and

in respect of any other member of the Group (either alone or including its Subsidiaries on a consolidated basis) the generally accepted accounting principles and practices of its jurisdiction of incorporation, formation or establishment.

“Relevant Subsidiaries” means, collectively or, where the context requires, individually, the General Partner, AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH and the Borrower.

“Repeating Representations” means each of the representations set out in Clause 10.2 (Status) to Clause 10.8 (Governing Law and Enforcement) (inclusive), Clause 10.11 (No Default) to Clause 10.23 (No Security) (inclusive) and Clause 10.27 (Management Plans) to Clause 10.32 (Security from the Borrower) (inclusive).

“Reporting Agent” means “Berichtsagentin” (Reporting Agent), as this term is defined in the Facility Agreement.

“Revolving Credit Agreement” means “Gesellschafter-Barkreditvertrag” (Revolving Credit Agreement), as this term is defined in the Facility Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second General Partner” means “Zweiter Komplementär” (Second General Partner), as this term is defined in the Facility Agreement.

“Security” means “Sicherheiten” (Security), as this term is defined in the Facility Agreement.

“Security Document” means “Sicherheitendokument” (Security Document), as this term is defined in the Facility Agreement.

“Signing Date” means “Tag der Unterzeichnung” (Signing Date), as this term is defined in the Facility Agreement.

“Site” means “Betriebsgrundstück” (Site), as this term is defined in the Facility Agreement.

“Subordinated Loan” means “Nachrangige Darlehen” (Subordinated Loan), as this term is defined in the Facility Agreement.

“Subordinated Loan Agreement” means “Gesellschafter-Tilgungskreditvertrag” (Subordinated Loan Agreement), as this term is defined in the Facility Agreement.

“Subordination Agreement” means “Nachrang- und Kapitalbelassungsvereinbarung” (Subordination Agreement), as this term is defined in the Facility Agreement.

“Subsidiary” means “Tochtergesellschaft” (Subsidiary), as this term is defined in the Facility Agreement.

“Subsidy Agreement” means “Zuschußvertrag” (Subsidy Agreement), as this term is defined in the Facility Agreement.

“Tax” means “Steuern” (Tax), as this term is defined in the Facility Agreement.

“Tax Credit” means “Steuergutschrift” (Tax Credit), as this term is defined in the Facility Agreement.

“Tax Deduction” means “Steuerabzug” (Tax Deduction), as this term is defined in the Facility Agreement.

“Tax Payment” means “Steuerzahlung” (Tax Payment), as this term is defined in the Facility Agreement.

“Technical Completion” means “Technische Fertigstellung” (Technical Completion), as this term is defined in the Facility Agreement.

“Transaction Document” means “Transaktionsdokument” (Transaction Document), as this term is defined in the Facility Agreement.

“Treaties” means “Abkommen” (Treaties), as this term is defined in the Facility Agreement.

“US GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), as applicable.

“Utilization Request” means “Ziehungsnotiz” (Utilization Request), as this term is defined in the Facility Agreement.

1.2	Interpretation

(a)	Any reference in this Guarantee Agreement to:

(i)	the “Security Agent”, “Facility Agent”, the “Borrower” or the “Guarantor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	the “Facility Agreement” or any other agreement or instrument is a reference to the Facility Agreement or other agreement or instrument as amended, supplemented, restated, novated or otherwise modified from time to time;

(iii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)	a provision of law is a reference to that provision as amended or re-enacted; and

(v)	unless a contrary indication appears, a time of day is a reference to Frankfurt am Main time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A capitalised term used in this Guarantee Agreement or in any notice given under or in connection with this Guarantee Agreement and not otherwise defined herein has the meaning ascribed to such term in the Facility Agreement.

2.	GUARANTEE

(a)	The Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment in full to the Lenders (acting through the Security Agent), without set-off or deduction, of the Guaranteed Liabilities in accordance with, and in the currency or respective currencies in which the same are payable under, the terms of the relevant Finance Documents. Payment shall be made within three (3) Business Days of demand to such account in Germany as the Security Agent shall specify in writing.

(b)	The Guarantor hereby irrevocably and unconditionally undertakes to indemnify, within three (3) Business Days of demand by the Borrower or the Security Agent, the Borrower and any other party to this Guarantee Agreement against any cost, loss or liability incurred by that party as a result of any repayment claim brought by the Federal Republic of Germany or the Free State of Saxony (Freistaat Sachsen) in connection with any public allowances or grants (Investitionszuschüsse/Investitionszulagen) provided to the Borrower pursuant to a Subsidy Agreement.

3.	PAYMENT ON FIRST DEMAND

The Guarantor undertakes to effect payment hereunder promptly upon receipt of the Security Agent’s first written demand and its confirmation in writing that the amount claimed corresponds to the Guarantor’s Liabilities.

4.	PRIMARY OBLIGATION

The Guarantee constitutes the Guarantor’s primary obligation (Garantie) (and not a surety guarantee obligation (Bürgschaft)) to make payment to the Security Agent in accordance with the terms of this Guarantee Agreement, under any and all circumstances, regardless of the validity, legality or enforceability of the Facility Agreement or any other Finance Document. Demands may be made under this Guarantee Agreement from time to time and may be enforced irrespective of whether any steps or proceedings are or will be taken against the Borrower or any Other Surety to recover amounts claimed under this Guarantee Agreement.

5.	CONTINUING SECURITY

This Guarantee Agreement shall be a continuing security until all of the Guarantor’s Liabilities have been paid, discharged or performed in full and shall not be satisfied by any intermediate discharge or payment of or on account of the Guarantor’s Liabilities or any of them or any settlement of accounts between the Finance Parties and the Borrower or any Other Surety or the Federal Republic of Germany, the Free State of Saxony (Freistaat Sachsen), the Agents and the Borrower.

6.	UNCONDITIONAL GUARANTEE

6.1	Absolute Payment Obligation

The Guarantor’s liability hereunder shall be absolute and unconditional in all circumstances and shall not be discharged, impaired or otherwise affected by any defences, exceptions, rights of withholding or counterclaims which may be available to the Borrower, including without limitation, any one or more of the following (whether occurring with or without the consent of, or notice to, any person):

(a)	the Facility Agreement or any Collateral Security being or becoming wholly or partially illegal, void, voidable, subject to a right of rescission (Anfechtung) or unenforceable for any reason whatsoever;

(b)	any absence or insufficiency of corporate resolutions relating to the Facility Agreement;

(c)	any inadequate representation of the Borrower;

(d)	any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced in the country of incorporation, establishment or formation of the Borrower;

(e)	the Security Agent holding, taking, renewing or extending any Collateral Security at any time;

(f)	any variation, amendment, modification, replacement, termination, waiver, release, discharge, exchange, assignment or transfer of, or other dealing with, the Facility Agreement, this Guarantee Agreement or any Collateral Security (however fundamental and including, without limitation, any increase in any amount due or owing thereunder or in the rate of interest or any other sum payable thereunder or any prejudice to or loss of any rights of subrogation);

(g)	any time, credit or other indulgence being granted to, or any release of or composition or other arrangement with, the Borrower or any Other Surety;

(h)	any inability, omission or neglect (intentional or otherwise) on the part of the Security Agent to take or perfect, or on the part of the Borrower or any other person to give, any Collateral Security agreed or intended to be taken or given or any such inability, omission or neglect on the part of the Security Agent to enforce the Agreement or any Collateral Security;

(i)	any right of set-off (Aufrechnung), right of withholding or retention (Zurückbehaltungsrecht) or similar rights of the Borrower or any third party on behalf of the Borrower;

(j)	any acquiescence, negligence or mistake on the part of an Agent;

(k)	the Lenders or any Agent being able to raise any right of combination of accounts, set-off or similar rights in view of any Guarantor’s Liabilities; and

(l)	any other act, fact, event or omission which but for this provision might operate to discharge, impair or otherwise affect the Guarantor’s liability hereunder.

6.2	Unrestricted Right of Enforcement

The Guarantor’s obligations hereunder are in addition to and not in substitution for any Collateral Security which the Security Agent may now or hereafter hold. This Guarantee Agreement may be enforced without the Security Agent first having recourse to any such Collateral Security and without having to take any steps or proceedings or exhaust any rights against the Borrower or any Other Surety, or may be enforced for any balance due to the Security Agent after having resorted to any one or more such means of obtaining payment and discharge of all or any part of the Guarantor’s Liabilities.

7.	TAXES

7.1	Indemnity

(a)	The Guarantor shall (within three (3) Business Days of demand by the Security Agent) pay to the Protected Party an amount equal to the loss, liability or cost that that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of withholding Tax, stamp duty, registration and other similar Taxes by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Lender:

(A)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 7.2 (Gross-up); or

(B)	would have been compensated for by an increased payment under Clause 7.2 (Gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 7.2 (Gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Security Agent of the event which will give, or has given, rise to the claim, following which the Security Agent shall notify the Guarantor.

(d)	A Protected Party shall, on receiving a payment from the Guarantor under this Clause 7.1, notify the Security Agent.

7.2	Gross-Up

(a)	The Guarantor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Guarantor shall promptly upon becoming aware that the Guarantor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Security Agent accordingly. Similarly, a Lender shall notify the Security Agent on becoming so aware in respect of a payment payable to that Lender. If the Security Agent receives such notification from a Lender it shall notify the Guarantor.

(c)	If a Tax Deduction is required by law to be made by the Guarantor in respect of a payment to a Lender, the amount of the payment due from the Guarantor to that Lender shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Guarantor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of any payment which is capable of attracting a Tax Deduction, if on the date on which the payment falls due:

(i)	the payment relates to a Tax referred to in paragraph (b) of Clause 7.1 (Indemnity);

(ii)	the payment could have been made to the relevant Lender without the Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under the Facility Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(iii)	the Guarantor is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, including timely providing the documents allowing the Guarantor to make the payment without a Tax Deduction.

(e)	If the Guarantor is required to make a Tax Deduction, the Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Security Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(g)	A Lender and the Guarantor shall co-operate in completing any procedural formalities necessary for the Guarantor to obtain authorisation to make a payment to that Lender without a Tax Deduction, and such Lender shall provide to the applicable party or parties on a timely basis the necessary documents allowing the Guarantor to make the payment without a Tax Deduction.

(h)	Any difference in the amount which is owed by the Guarantor under paragraph (c) above will not be covered by the Federal/State Guarantee. Any such amount which is paid by the Guarantor and not recovered by it under Clause 7.3 (Tax Credit) is deemed to reduce the principal amount owed by the Guarantor in relation to the Federal/State Guarantor.

7.3	Tax Credit

(a)	If the Guarantor makes a Tax Payment and the relevant Lender determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Lender has obtained, utilised and retained that Tax Credit, or could have obtained, utilised or retained that Tax Credit had it claimed such benefit according to the applicable procedural rules within the provisions of paragraph (c) below, the Lender shall pay an amount to the Guarantor which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor. Upon the request of the Guarantor, the relevant Lender will use its reasonable endeavours (to the extent commercially practicable and legally permitted) to recover such Tax Credit.

(b)	If such a Tax Credit by reference to which a Lender has made a payment to the Guarantor under paragraph (a) above is subsequently disallowed or cancelled, the Guarantor must reimburse any payment made under paragraph (a) above to the relevant Lender.

(c)	If the Guarantor makes a Tax Payment, the relevant Lender shall take reasonable steps to claim a Tax Credit unless in the opinion of that Lender the making of such claim might have an adverse effect on its business, operations, property, condition or prospects (financial or otherwise). The Guarantor shall bear any costs incurred by a Lender in making such a claim.

7.4	Original Lenders’ Confirmation

(a)	Each Original Lender confirms to the Guarantor, the Security Agent and the Facility Agent on the date of this Guarantee Agreement that it is a Qualifying Lender.

(b)	A Lender shall promptly give notice to the Guarantor (through the Security Agent) if it becomes aware of any change in the position from that set out in paragraph (a) above.

8.	CURRENCY INDEMNITY

If any amount is received by the Security Agent in a currency other than that in which the relevant obligation or liability of the Guarantor was payable (the “Required Currency”) (whether pursuant to a judgment, in the Insolvency of the Guarantor or otherwise), such obligation or liability shall be discharged only to the extent that an Agent is able, upon receipt of such amount, to purchase the Required Currency with such other currency in accordance with the usual banking procedures of the Security Agent. If the amount in the Required Currency which may be so purchased is, after deducting any costs of exchange and any other related costs, less than the amount of the relevant obligation or liability, the Guarantor shall, as a separate and independent obligation and notwithstanding any time or other indulgence granted to the Guarantor or any other act, matter or thing, forthwith pay to the Security Agent the amount of the shortfall.

9.	CLAIMS BY GUARANTOR

9.1	Limitation on Exercise of Rights

So long as any Guarantor’s Liability remains outstanding or capable of arising the Guarantor waives all rights of subrogation and indemnity against the Borrower and any Other Surety and agrees that it shall not exercise any rights which it may have by reason of performance by it of its obligations hereunder and under the other Finance Documents and it shall not, except as may be directed by the Security Agent:

(a)	make or enforce any claim or right against the Borrower or any Other Surety whether in respect of any payment hereunder or otherwise and whether by way of defence, set-off, counterclaim, subrogation, contribution, indemnity or otherwise, except as specifically permitted under the Subordination Agreement;

(b)	claim the benefit of any set-off, counterclaim, proof, dividend, composition or payment to which an Agent may now or hereafter be entitled from or against the Borrower or any Other Surety, except as specifically permitted under the Subordination Agreement;

(c)	claim the benefit of or participate in any Collateral Security now or hereafter held by the Security Agent or any share therein;

(d)	prove or claim in competition to the Security Agent in the Insolvency of the Borrower or any Other Surety so as to diminish any distribution, dividend or payment which, but for such proof or claim, the Security Agent would be entitled to receive and the Guarantor shall not claim or receive the benefit of any distribution, dividend or payment arising out of or relating thereto;

(e)	call on an Agent to sue or take proceedings against the Borrower or any Other Surety or raise a defence, set-off or counterclaim of the Guarantor, the Borrower or any Other Surety in reduction of the Guarantor’s liability hereunder;

(f)	otherwise have or exercise any rights of subrogation or as surety in competition with an Agent.

9.2	Payments under the Project Documents

Subject to the terms of the Subordination Agreement, nothing contained in this Guarantee Agreement shall prevent the Guarantor from receiving any payments due to it pursuant to the Project Documents.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties

(a)	The Guarantor makes the representations and warranties set out in Clause 10.11 (No Default), Clause 10.13 (Good Title to Assets), Clause 10.14 (Intellectual Property Rights), Clause 10.21 (Taxation) to Clause 10.23 (No Security or Guarantees) (inclusive), paragraphs (b) to (d) (inclusive) of Clause 24 (Information Memorandum) to Clause 10.28 (Change in Business) (inclusive), Clause 10.30 (Material Disclosures) and Clause 10.32 (Security from the Borrower) below on behalf of itself, and makes all other representations and warranties set out in this Clause 10, except where noted otherwise, on behalf of itself and each of its Subsidiaries.

(b)	The Finance Parties have entered into the Facility Agreement in reliance on these representations and warranties.

10.2	Status

(a)	The Guarantor and each Relevant Subsidiary is a corporation, limited liability company or a limited partnership (KG), duly incorporated, established or formed and validly existing under the law of the jurisdiction of its place of incorporation, establishment or formation.

(b)	The Guarantor and each Relevant Subsidiary has the power to own its assets and carry on its business as it is currently being conducted.

(c)	As of the Signing Date, one hundred (100) per cent. of the capital partnership interests (Kapitalanteile) in the Borrower are held by the Limited Partners.

(d)	The Limited Partners who are members of the Group have an aggregate minimum holding of at least fifty-one (51) per cent. of the capital in the Borrower and neither Limited Partner that is a member of the Group holds partner or equity interests in any other person (except that AMD Fab 36 Admin GmbH is a wholly-owned subsidiary of AMD Fab 36 Holding GmbH).

(e)	AMD Fab 36 Holding GmbH and the General Partner are wholly-owned subsidiaries of the Guarantor.

10.3	No Winding-Up

Save as otherwise disclosed in writing to the Facility Agent, no administrator, receiver, insolvency trustee, bankruptcy examiner, liquidator or similar officer or official has been appointed with respect to the Guarantor, any Material Subsidiary or any Relevant Subsidiary or any of their assets and (to the best of its knowledge and belief) no petition by a third party or proceeding for any such appointment is pending nor has any resolution for any such appointment been passed.

10.4	Binding Obligations

The obligations expressed to be assumed by the Guarantor and each Relevant Subsidiary in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) of the Facility Agreement and the conditions precedent set forth in the Finance Documents, legal, valid, binding and enforceable obligations.

10.5	Non-Conflict with Other Obligations

The entry into and performance by the Guarantor and any other member of the Group that is a party to a Transaction Documents of, and the transactions contemplated by, the Transaction Documents to which the Guarantor and/or such other member of the Group is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents;

(c)	any material agreement or instrument binding upon it or any material part of its assets,

nor (except as provided in any Security Documents to which the Guarantor and/or such other member of the Group is a party) result in the creation of, or oblige the Guarantor or such other member of the Group or any of its Subsidiaries to create, any Security (other than Permitted Security) over any material part of its or any of its Subsidiaries’ assets.

10.6	Power and Authority

Each of the Guarantor and any other member of the Group that is a party to a Transaction Document has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

10.7	Validity and Admissibility in Evidence

All Authorisations (not including the EU Notification Approval) required by each of the Guarantor and any other member of the Group that is a party to a Transaction Document:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, establishment or formation; and

(c)	to enable it to create any Security expressed to be created by it by or pursuant to, or as the case may be, any Security expressed to have been created by it and to be evidenced in, any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect, save for (i) any filings, registrations or notarisations required in relation to the Security Documents to which it is a party, which filings, registrations or notarisations will be made promptly after execution of the relevant documents and in any event within applicable time limits, or (ii) such filings, registrations or notarisations which have been obtained and effected.

10.8	Governing Law and Enforcement

(a)	The choice of German law as the governing law of the Finance Documents to which each of the Guarantor and any other member of the Group is a party (or, in respect of any Security Document to which it is a party, the choice of the relevant governing law of that Security Document) will be recognised and enforced in its jurisdiction of incorporation, establishment or formation, subject to the requirements for or exceptions to the recognition and enforcement of provisions governed by foreign laws generally applicable in such jurisdiction.

(b)	Any judgment obtained in Germany in relation to the Finance Document to which each of the Guarantor and any other member of the Group is a party (or, in respect of any Security Document to which it is a party, any judgment obtained in the courts which are expressed to have jurisdiction to hear disputes under that Security Document) will be recognised and enforced in its jurisdiction of incorporation, establishment or formation, subject to the requirements for or exceptions to the enforcement of foreign judgments generally applicable in such jurisdiction.

10.9	Deduction of Tax

To the extent that a payment by the Guarantor or any other member of the Group under a Finance Document to which it is a party is made to a Qualifying Lender and such Qualifying Lender has provided all the documentation required under applicable laws and regulations, neither the Guarantor nor such other member of the Group is required under the law of its jurisdiction of incorporation, establishment or formation to make any deduction for or on account of Tax from any such payment.

10.10	No Filing or Stamp Taxes

Under the law of the jurisdiction of incorporation, establishment or formation of the Guarantor and any other member of the Group that is a party to a Finance Document, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated therein.

10.11	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes any material default under any other agreement or instrument which is binding on the Guarantor or to which its assets are subject which would amount to an aggregate liability of over twenty million (20,000,000) Euro arising under such agreement or instrument from such default (save to the extent that any liabilities are being contested in good faith).

10.12	Information

(a)	Any written information (excluding that referred to in Clause 10.24 (Information Memorandum)) and any financial information (including in relation to the Credit Ratings) provided by the Guarantor and/or any German Subsidiary to any Finance Party in connection with the Transaction Documents was true, accurate and complete in all material respects as at the date it was provided and was not misleading in any material respect.

(b)	To the extent that the information referred to in paragraph (a) above contained any opinions, forecasts, projections and/or conclusions, such opinions, forecasts, projections and/or conclusions were fair, based on reasonable assumptions and were made in good faith; provided however, that the Guarantor and the German Subsidiaries make no representation or warranty in relation to any information provided by a third party and denoted as such.

10.13	Good Title to Assets

The Borrower has, subject to Permitted Security, good and marketable title to or valid leases or licences of or is otherwise entitled to use all material assets (including the Equipment acquired as at the date of this representation, but not including Intellectual Property which is subject to the provisions of Clause 17.14 (Intellectual Property Rights) of the Facility Agreement) necessary to carry on its business as it is being conducted.

10.14	Intellectual Property Rights

(a)	To the best of its knowledge and belief, the Guarantor has legal rights to use all the Intellectual Property which is material to its business and, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, to the best of its knowledge and belief, the Guarantor does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any material respect.

(b)	To the best of its knowledge and belief, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, the Guarantor has registered and has taken all requisite actions (including payment of fees) required to maintain in full force and effect any registered Intellectual Property Rights owned by the Guarantor which are material in the context of its business or which are required to be registered under applicable law.

10.15	Creation of Security

(a)	Each of the Guarantor and any other member of the Group that is a party to a Security Document is, or at the time of execution (and the fulfilment of any conditions included therein) of the Security Documents to which it is a party will be, subject to any Permitted Security, the absolute owner (Eigentümer) of all the material assets over which it purports to create Security by or pursuant to or as evidenced in the Security Documents to which it is a party.

(b)	Each Security Document to which each of the Guarantor and any other member of the Group that is a party to a Security Document is or is to be a party creates, or upon such execution (and the fulfilment of any conditions included therein) will create, the Security which that Security Document purports to create or, if that Security Document purports to evidence Security, accurately evidences, or upon such execution (and the fulfilment of any conditions included therein) will so evidence, Security which has been validly created.

(c)	The partner or equity interests (Gesellschaftsanteile) of each of the Guarantor and any other member of the Group that is a party to a Security Document which are or are to be subject to any Security created by or pursuant to, or evidenced in, any of the Security Documents to which it is or is to be a party have been or will be duly authorised and validly issued and are or will be fully paid in, as specified in the “Milestones” set out in the Partnership Agreement, and non-assessable.

10.16	Insurance

(a)	Each of the Guarantor and the Relevant Subsidiaries maintains or is the beneficiary of insurance on and in relation to its business and assets (and in particular, the Borrower maintains the Required Insurance on and in relation to the Site) with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by it in its jurisdiction of incorporation, establishment or formation.

(b)	There has been no omission to disclose a fact which must be disclosed by applicable law or pursuant to contract, which might in either case entitle an insurer to avoid or otherwise reduce its liability under any policy relating to insurance as referred to in paragraph (a) above.

10.17	Pari Passu Ranking

The payment obligations under the Finance Documents to which each of the Guarantor and any other member of the Group is a party rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to creditors or certain types of creditors generally.

10.18	No Proceedings Pending or Threatened

Except as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, no material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency in relation to an Obligor, the Project or any Transaction Document to which such Obligor is a party which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of that Obligor’s knowledge and belief) threatened against it.

10.19	Environmental Compliance

(a)	Save as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, it has obtained all requisite Environmental Licences as then required in relation to it business, where failure to do so would or might reasonably be expected to have a Material Adverse Effect, and has at all times, unless otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, complied in all material respects with:

(i)	all applicable Environmental Laws as then required in relation to its business;

(ii)	the terms and conditions of such Environmental Licences; and

(iii)	all other covenants, conditions, restrictions and agreements binding on it directly or indirectly concerned with any Environmental Contamination,

in each case where failure to do so would or might reasonably be expected to have a Material Adverse Effect.

(b)	Save otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, there are to its knowledge no events or circumstances that have occurred which may prevent or interfere with the compliance in any material respect in the future of it with all applicable Environmental Laws required in relation to its business, the terms of all Environmental Licences referred to in paragraph (a) above and all covenants, conditions, restrictions and agreements referred to in such paragraph and which would or might reasonably be expected to have a Material Adverse Effect.

10.20	Environmental Claims

Save as otherwise disclosed by an Obligor in writing to the Facility Agent or, after the Signing Date, through the Guarantor giving notice of its SEC filings, no Environmental Claim in relation to its business has been started or (to the best of its knowledge and belief) threatened against it which may reasonably be expected to have a Material Adverse Effect.

10.21	Taxation

(a)	The Borrower has duly and punctually paid and discharged all Taxes imposed upon it or its assets and due within the time period allowed without incurring penalties; save to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	The Guarantor has duly and punctually paid and discharged all German Taxes imposed upon it or its assets and due within the time period allowed without incurring penalties; save to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	payment can be lawfully withheld.

(c)	Neither Obligor is materially overdue in the filing of any Tax returns in Germany or the United States.

(d)	No claims are being asserted against either Obligor, nor is either Obligor aware of any claims that are reasonably likely to be asserted against it, with respect to any Taxes which might have a Material Adverse Effect.

10.22	No Indebtedness

Save for any Permitted Indebtedness, the Borrower has:

(a)	no Financial Indebtedness; and

(b)	no other indebtedness, except for any which has been incurred in the ordinary course of its business.

10.23	No Security or Guarantees

Save for any Permitted Security:

(a)	no Security exists over all or any of the Borrower’s assets; and

(b)	no arrangement or transaction as described in paragraph (b) of Clause 20.3 (Negative Pledge) of the Facility Agreement has been entered into by the Borrower and is outstanding.

10.24	Information Memorandum

(a)	The information provided by the Guarantor or any German Subsidiary in relation to any member of the Group in the Information Memorandum was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and, as supplemented by the Guarantor’s SEC filings, was not misleading or incomplete in any material respect.

(b)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the Information Memorandum; and

(ii)	no information has been given or withheld by the Guarantor or on its behalf,

since the date of the Information Memorandum that results in the information contained therein about any member of the Group being untrue or misleading in any material respect.

(c)	All opinions, forecasts, projections and conclusions contained in the Information Memorandum in relation to any member of the Group were fair, based on reasonable assumptions and were made in good faith.

(d)	Notwithstanding anything to the contrary contained in this Clause 10.24:

(i)	the Guarantor makes no representation or warranty in relation to:

(A)	any information provided by a third party and denoted as such; and

(B)	such information contained in the “Key Lending Considerations” section of the Information Memorandum; and

(ii)	in relation to the “Risks and Mitigants” section of the Information Memorandum, the Guarantor only makes representations and warranties in relation to factual information set out therein.

10.25	Base Financial Statements

(a)	The Base Financial Statements:

(i)	were prepared in accordance with the Relevant GAAP consistently applied; and

(ii)	(in the case of quarterly unaudited financial statements) fairly represent its financial condition and operations as at the date to which they were prepared and during the relevant financial period for which they were prepared, subject to normal year end adjustments, and take account of all material liabilities (contingent or otherwise), and all anticipated losses, as at the date to which they were prepared, unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Guarantee Agreement.

(b)	There has been no Material Adverse Effect since the date on which its latest Base Financial Statements were prepared.

10.26	Business Plan

(a)	The Business Plan has been prepared using accounting policies, practices and procedures consistent, in all material respects, with German GAAP as at the date of the Business Plan.

(b)	The information in the Business Plan was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and was not misleading in any material respect.

(c)	The Guarantor does not regard as unreasonable, or to any material extent, unattainable, any of the opinions, forecasts, projections or conclusions set out in the Business Plan as at the date thereof.

(d)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the Business Plan; and

(ii)	no information has been given or withheld by the Guarantor or on its behalf,

since the date of the Business Plan that results in the information contained therein being untrue or misleading in any material respect; provided however, the Guarantor makes no representation or warranty in relation to any information provided by a third party and denoted as such.

(e)	All the opinions, forecasts, projections and conclusions contained in the Business Plan were fair, based on reasonable assumptions and were made in good faith.

(f)	To the best of its knowledge and belief, the Guarantor has made full disclosure of all material facts of which it was aware at the time relating to the Project to all persons responsible for the preparing of the Business Plan.

10.27	Management Plans

(a)	The information in the most recent Management Plan was true, accurate and complete in all material respects as at the date on which it was provided to the Facility Agent and was not misleading in any material respect.

(b)	The Guarantor regards (as at the date that the most recent Management Plan is delivered to the Facility Agent) as neither unreasonable, nor to any material extent unattainable, any of the opinions, forecasts, projections or conclusions set out in that Management Plan.

(c)	Save as otherwise disclosed in writing to the Facility Agent:

(i)	nothing has occurred or been omitted from the most recent Management Plan; and

(ii)	no information has been given or withheld by the Guarantor or on its behalf,

since the date that the most recent Management Plan was delivered to the Facility Agent that results in the information contained therein being untrue or misleading in any material respect; provided however, it makes no representation or warranty in relation to any information provided by a third party and denoted as such.

(d)	As at the date that the most recent Management Plan was delivered to the Facility Agent, all the opinions, forecasts, projections and conclusions contained therein were fair, based on reasonable assumptions and were made in good faith.

(e)	To the best of its knowledge and belief, the Guarantor has made full disclosure of all material facts of which it was aware at the time relating to the Project to all persons responsible for the preparing of each Management Plan.

10.28	Change in Business

(a)	The Borrower has not made, or taken any steps to make, any substantial change to the Permitted Business.

(b)	The Guarantor has not made, or taken any steps to make, any substantial change to the Group Permitted Business.

10.29	Material Adverse Effect

Neither the Guarantor nor any of its Subsidiaries has entered into any agreement or obligation:

(a)	which could have a Material Adverse Effect; or

(b)	the performance of which in accordance with its terms would result in a breach of any provision of any Finance Document by either Obligor.

10.30	Material Disclosures

The Guarantor has disclosed in writing to the Facility Agent all material information in its possession relating to the Project, including all Project Documents and other material agreements.

10.31	Compliance with Laws and Regulations

The Guarantor and each Relevant Subsidiary have at all times complied in all material respects with any law or regulation applicable to it where failure to do so could reasonably be expected to result in a Material Adverse Effect.

10.32	Security from the Borrower

The Guarantor has not taken from the Borrower or any Other Surety any Security in respect of the Guarantor’s liability hereunder or in respect of any other obligation or liability which the Borrower has or may at any time have to the Guarantor as a result of performance by the Guarantor of its obligations under this Guarantee Agreement.

10.33	Time for Making Representations and Warranties

(a)	The representations and warranties set out in this Clause 10 are made by the Guarantor on the Signing Date.

(b)	The Repeating Representations are deemed to be made by the Guarantor by reference to the facts and circumstances then existing (except as otherwise provided therein) on the date of each Utilisation Request, on the first day of each Interest Period and, prior to the date of first Utilisation, on each Quarter Date.

11.	INFORMATION UNDERTAKINGS

11.1	Financial Statements

During the term of this Guarantee Agreement, the Guarantor shall supply to the Facility Agent in sufficient numbers for all the Lenders and the Federal/State Guarantor:

(a)	as soon as the same become available, but in any event within ninety (90) days after the end of each of its fiscal years:

(i)	its audited consolidated financial statements for that financial year;

(ii)	the audited unconsolidated financial statements of the General Partner for that financial year (excluding the year ending 31 December 2003); and

(iii)	the audited unconsolidated financial statements of each Limited Partner that is a member of the Group for that financial year (excluding the year ending 31 December 2003),

each comprising of its balance sheet, profit and loss account and cash flow statement, (and in the case of the Guarantor, together with a description of the business, market and financial developments of the Guarantor as required to be delivered by the Guarantor in its periodic SEC filings);

(b)	as soon as the same become available, but in any event within sixty (60) days (or, if in respect of the last fiscal quarter of a financial year, within ninety (90) days) after the end of each fiscal quarter in each of its financial years, its unaudited consolidated financial statements for that fiscal quarter, comprising of its balance sheet, profit and loss account and cash flow statement; and

(c)	as soon as the same become available, but in any event within thirty (30) days after the end of each Month, and for the first time in relation to the Month ending immediately prior to the date of Technical Completion and to be provided on such date, reports on the Credit Rating and the Group Consolidated Cash of the Guarantor (calculated in accordance with US GAAP) substantially in the form set out in Schedule 3 (Form of Monthly Consolidated Cash Reports).

11.2	Compliance Certificate

(a)	The Guarantor shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 11.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail), in each case as at the date to which those financial statements were drawn up, computations as to compliance with Clause 12 (Financial Covenants) if compliance with such financial covenants is required pursuant to the terms of this Guarantee Agreement.

(b)	The Guarantor shall ensure that each Compliance Certificate shall be signed by:

(i)	the chief financial officer, director of treasury or treasurer of the Guarantor, in the case of financial statements of the Guarantor;

(ii)	a senior duly authorised officer, in the case of financial statements of the General Partner; or

(iii)	a senior duly authorised officer, in the case of financial statements of such Limited Partner that is a member of the Group,

as the case may be, and, if required to be delivered with the audited financial statements delivered pursuant to paragraph (a) of Clause 11.1 (Financial Statements), confirmed by the Auditors.

11.3	Requirements as to Financial Statements

(a)	Each set of financial statements and statements delivered by the Guarantor pursuant to paragraph (a) of Clause 11.1 (Financial Statements) shall be audited and accompanied by an audit report without material qualification by the Auditors.

(b)	Each set of financial statements delivered by the Guarantor pursuant to paragraphs (a) and (b) of Clause 11.1 (Financial Statements) shall be certified by:

(i)	the chief financial officer, director of treasury or treasurer of the Guarantor, in the case of financial statements of the Guarantor;

(ii)	a senior duly authorised officer, in the case of financial statements of the General Partner; or

(iii)	a senior duly authorised officer, in the case of financial statements of such Limited Partner that is a member of the Group,

as the case may be, as fairly representing its financial condition as at the date as at which those financial statements were drawn up (in the case of unaudited financial statements, subject to normal year end adjustments).

(c)	The Guarantor must notify the Facility Agent of any material change to the basis on which the audited or unaudited financial statements delivered by it pursuant to paragraph (a) or (b) above are prepared from those applied in the preparation of the relevant Base Financial Statements (including, without limitation, any change in US GAAP but excluding any change resulting only from the exercise by the Guarantor or the General Partner, as the case may be, of a right to choose an alternative treatment under US GAAP).

(d)	If the Guarantor notifies the Facility Agent of a change in accordance with paragraph (c) above, then the Guarantor and the Facility Agent shall enter into negotiations in good faith for a period of not more than thirty (30) days with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Guarantee Agreement; and

(ii)	if so, any amendments to this Guarantee Agreement (including appropriate changes to the financial covenants set out in Clause 12.2 (Adjusted Tangible Net Worth) and Clause 12.3 (EBITDA)) and applicable definitions which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the parties hereto in accordance with their terms.

11.4	Information: Miscellaneous

The Guarantor shall supply (or shall cause the Borrower to supply, in which case the obligations of the Guarantor under this Clause 11.4 shall be deemed to have been satisfied) to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) and, in the case of paragraph (e) below, to the Federal/State Guarantors, each case in relation to the Guarantor:

(a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Guarantor and which might, if adversely determined, reasonably be expected to involve potential or alleged liability in excess of fifty million (50,000,000) Euro (or its equivalent in other currencies on the date of their determination);

(b)	promptly upon becoming aware of them, the details of any insurance claims, claims made under the Project Documents or material changes to the Project which might reasonably be expected to involve potential or alleged liability of the Borrower in excess of five million (5,000,000) Euro (or its equivalent in other currencies on the date of their being determined or made);

(c)	promptly upon becoming aware of them, any conflicts or breaches of any law or regulation applicable to it which would or might reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any collective labour dispute which is current, threatened or pending against the Guarantor which would or might reasonably be expected to have a Material Adverse Effect;

(e)	promptly upon becoming aware of them, (i) the details of any change in the Credit Rating or in the rating of the Facility (if any) or in the published outlook of either and

(ii) any relevant information (if possible, together with any relevant documents in connection therewith) with a likely or expected outcome leading to a downgrade of the Guarantor’s Credit Rating;

(f)	promptly upon filing them, notice of any SEC filings;

(g)	promptly, details of any changes to the Borrower’s, the Guarantor’s and/or the General Partner’s accounting periods and all changes of the Borrower’s or any Relevant Subsidiary’s articles of association or equivalent constitutional documents;

(h)	promptly, such further information regarding the financial condition, business and operations of the Borrower, the Guarantor and/or the General Partner as any Finance Party (through the Facility Agent) may reasonably request;

(i)	promptly, the details of any amendments, variations, novations, supplements or terminations of any Transaction Document to which a Finance Party is not a party; and

(j)	as soon as the same become available, but in any event within sixty (60) days (or, if in respect of the last fiscal quarter of a financial year, within ninety (90) days) after the end of each fiscal quarter in each of its financial years, a report on the number of microprocessors sold by the Guarantor, and shall ensure that senior management is available once a year for the purpose of a meeting with the Lenders and the Facility Agent in relation thereto.

11.5	Notification of Default

(a)	The Guarantor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon a senior executive officer of the Guarantor becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Guarantor shall supply to the Facility Agent a certificate signed by two senior officers on its behalf certifying that to the best of its knowledge and belief no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.	FINANCIAL COVENANTS

The covenants in this Clause 12 will remain in force from the date of this Guarantee Agreement until all of the Guarantor’s Liabilities have been paid, discharged or performed in full and as long as any Commitment is in force.

12.1	Financial Definitions

In this Clause 12:

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Guarantor, the Guarantor’s net income after provision for income taxes for such fiscal period, as determined on a consolidated basis in accordance with US GAAP and reported on the financial statements of the Guarantor (as such financial statements are required to be delivered to the Facility Agent hereunder), but excluding any unaudited year end financial statements, for such period, excluding any and all of the following included in such net income:

(a)	gain arising from the sale of any capital assets;

(b)	gain arising from any write-up in the book value of any asset;

(c)	earnings of any person substantially all the assets of which have been acquired by the Guarantor or any Subsidiary of the Guarantor in any manner, to the extent realised by such person prior to the date of acquisition;

(d)	earnings of any person in which the Guarantor or any Subsidiary of the Guarantor has an ownership interest unless (and only to the extent) such earnings have actually been received by the Guarantor or any such Subsidiary in the form of cash distributions;

(e)	earnings of any person to which assets of the Guarantor or any Subsidiary of the Guarantor have been sold, transferred or disposed of, or into which the Guarantor or any Subsidiary of the Guarantor have been merged, or which has been a party with the Guarantor or a Subsidiary of the Guarantor to any consolidation or any other form of reorganisation, prior to the date of such transaction;

(f)	gain arising from the acquisition of debt or equity securities of the Guarantor or any Subsidiary of the Guarantor or from cancellation or forgiveness of any debt of the Guarantor or any Subsidiary of the Guarantor (excluding any debt which is limited in recourse to property of the Guarantor or a Subsidiary of the Guarantor to the extent the amount of such debt exceeds the book value of such property as would be shown on a consolidated balance sheet of the Guarantor prepared in accordance with US GAAP);

(g)	gain arising from extraordinary items, as determined in accordance with US GAAP, or from any other non-recurring transaction;

(h)	interest income; and

(i)	non-cash restructuring charges.

“Adjusted Tangible Assets” means all of the Guarantor’s assets, determined on a consolidated basis in accordance with US GAAP, except:

(a)	deferred assets, other than prepaid insurance and prepaid taxes;

(b)	patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles;

(c)	unamortised debt discount and expense;

(d)	assets of the Guarantor or any Subsidiary of the Guarantor constituting Intercompany Accounts; and

(e)	fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the Signing Date.

“Adjusted Tangible Net Worth” means, at any relevant time, (a) the book value (after deducting related depreciation, obsolescence, amortisation, valuation and other proper reserves as determined in accordance with US GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Guarantor at such time prepared on a consolidated basis in accordance with US GAAP less (b) the amount at which the Guarantor’s liabilities would be shown on such consolidated balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet; provided that any and all contributions under the Participations shall not be treated as indebtedness at any time.

“EBITDA” means, on a consolidated basis for any period, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in computing such Adjusted Net Earnings from Operations, the sum of:

(a)	income tax expense;

(b)	interest expense; and

(c)	depreciation and amortisation expense.

“Intercompany Accounts” means all assets and liabilities, howsoever arising, which are due to the Borrower from, which are due from the Borrower to, or which otherwise arise from any transaction by the Borrower with, the Guarantor or any Subsidiary of the Guarantor.

12.2	Adjusted Tangible Net Worth

From and after the first date, if any, on which Group Consolidated Cash is less than:

Amount	if Moody’s Rating is at least		if Standard & Poor’s Rating is at least
USD500,000,000	B1 or lower	and	B+ or lower
USD425,000,000	Ba3	and	BB-
USD400,000,000	Ba2	and	BB
USD350,000,000	Ba1	and	BB+
USD300,000,000	Baa3 or better	and	BBB-or better

the Guarantor will maintain Adjusted Tangible Net Worth, determined as of the last day of each preceding fiscal quarter, of not less than the amounts set out below:

Measurement Date on fiscal quarter ending	Amount
March 2004	USD1,425,000,000
June 2004	USD1,425,000,000
September 2004	USD1,425,000,000
December 2004	USD1,425,000,000
March 2005	USD1,850,000,000
June 2005	USD1,850,000,000
September 2005	USD1,850,000,000
December 2005	USD1,850,000,000
March 2006 and on the last day of each fiscal quarter thereafter	USD2,000,000,000

12.3	EBITDA

From and after the first date, if any, on which Group Consolidated Cash is less than:

Amount	if Moody’s Rating is at least		if Standard & Poor’s Rating is at least
USD500,000,000	B1 or lower	and	B+ or lower
USD425,000,000	Ba3	and	BB-
USD400,000,000	Ba2	and	BB
USD350,000,000	Ba1	and	BB+
USD300,000,000	Baa3 or better	and	BBB-or better

the Guarantor will maintain EBITDA as of the last day of each preceding fiscal period set forth below an amount not less than the amount set forth below opposite the date of such preceding fiscal period:

Period	Amount
for the four fiscal quarters ending March 2004	USD550,000,000
for the four fiscal quarters ending June 2004	USD750,000,000
for the four fiscal quarters ending September 2004	USD850,000,000
for the four fiscal quarters ending December 2004	USD950,000,000
for the four fiscal quarters ending March 2005 and for the four fiscal quarters ending on each fiscal quarter thereafter	USD1,050,000,000

12.4	Financial Testing

The financial covenants set out in this Clause 12 shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 11.1 (Financial Statements) and Clause 11.2 (Compliance Certificate).

13.	GENERAL UNDERTAKINGS

The undertakings in this Clause 13 remain in force from the date of this Guarantee Agreement until all of the Guarantor’s Liabilities have been paid, discharged or performed in full and as long as any Commitment is in force.

13.1	Authorisations

(a)	The Guarantor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is a party.

(b)	The Guarantor shall:

(i)	ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect on the Guarantor;

(ii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation which is necessary for the conduct of its business or the business of the Group as a whole where failure to do so could reasonably be expected to result in a Material Adverse Effect on the Guarantor; and

(iii)	upon the Facility Agent’s written request supply the Facility Agent with copies of any such Authorisations.

13.2	Compliance with Laws

The Guarantor shall comply in all material respects with any law or regulation applicable to it where failure to comply could reasonably be expected to result in a Material Adverse Effect on the Guarantor.

13.3	Change of Business

The Guarantor shall not make, or take any steps to make, any substantial change to the general nature of its business from that of engaging in the Group Permitted Business.

13.4	Record Keeping

The Guarantor shall:

(a)	keep proper records and books of account in respect of its business in accordance with US GAAP; and

(b)	permit reasonable access to the Facility Agent and/or any professional advisers (who are each bound by professional or other confidentiality obligations) appointed by the Facility Agent to examine its records and books of account.

13.5	Constitutional Documents

(a)	The Guarantor shall not request, permit or make any change to the constitutional documents of the Borrower or request, permit or make any change to any Participation Agreement in relation to the partnership interests in the Borrower, without the prior written consent of the Facility Agent, where such change relates to:

(i)	the substitution, the role, the compensation or other rights to receive payments of the General Partner, the Second General Partner or a silent partner;

(ii)	the voting rights of partners;

(iii)	majority requirements;

(iv)	the legal form of the Borrower; or

(v)	restrictions on pledges or transfers of partnership interests or Participations.

(b)	In respect of any other change or proposed change to the constitutional documents of the Borrower and any agreements entered into by the General Partner and/or any Limited Partner that is a member of the Group in relation to the Borrower, the Guarantor will provide the Facility Agent with information in relation thereto and also provide the Facility Agent with copies of any such changes to the constitutional documents of the Borrower and/or such agreements.

13.6	Insurance

(a)	The Guarantor shall:

(i)	maintain or ensure that the Borrower maintains insurance in relation to the Site, on the Borrower’s business and the Borrower’s assets and all such insurance as may be required by contract with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by the Borrower in Germany; and

(ii)	maintain insurance in relation to its business and its assets and all such insurance as may be required by contract with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by the Guarantor in the United States.

(b)	Without limiting paragraph (a)(i) above, the Guarantor shall effect and maintain insurance or ensure that insurance is effected and maintained by the Borrower in relation to the Project, on the Borrower’s business and the Borrower’s assets as deemed sufficient by the Insurance Adviser and as described in the Insurance Report.

(c)	The Guarantor shall:

(i)	ensure that all premiums are paid and that all other things are done as are necessary (to the extent as is usual for prudent companies carrying on a business such as that carried on by the Borrower in Germany) to maintain the insurances that the Borrower has taken out in relation to the Borrower’s business, its assets and the Site and will procure that all insurance policies or certificates of insurance that the Borrower maintains in relation to the Site and its assets shall contain loss payee provisions acceptable to the Facility Agent and the Security Agent noting the Security Agent’s interest thereon and naming the Security Agent as loss payee; and

(ii)	pay all premiums and do all other things as are necessary (to the extent as is usual for prudent companies carrying on a business such as that carried on by the Guarantor in the United States) to maintain the insurances that it has taken out in relation to its business, its assets and, on behalf of the Borrower, the Site and the Borrower’s assets and will procure that all insurance policies or certificates of insurance that it maintains in relation to the Site and the Borrower’s assets shall contain loss payee provisions acceptable to the Facility Agent and the Security Agent noting the Security Agent’s interest thereon and naming the Security Agent as loss payee.

(d)	The Guarantor shall supply the Facility Agent on request with copies of each receipt or other evidence satisfactory to the Facility Agent for all premiums and other amounts payable by the Guarantor under the insurances effected and maintained by it pursuant to paragraph (a) and (b) above and shall, in any event, use all reasonable endeavours to procure that the insurer in respect of such insurances relating to the Project undertakes to the Facility Agent to notify it should any renewal fee or other sum payable by the Guarantor not be paid when due.

(e)	Upon request, the Guarantor shall supply the Facility Agent with a copy of all insurance policies or certificates of insurance in its possession relating to the Project evidencing compliance with paragraph (a) and (b) above or (in the absence of the same) such other evidence of the existence of any Project related insurance referred to in paragraph (a) above as may be reasonably acceptable to the Facility Agent and shall, in any event, notify the Facility Agent of any material changes to any such Project related insurance made from time to time.

13.7	Intellectual Property

The Guarantor shall:

(a)	make such registrations and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights owned by or registered in the name of the Guarantor which are material to the Guarantor’s or the Borrower’s business in force, and to record its interest and/or that of the Borrower in those Intellectual Property Rights;

(b)	observe and comply with all material obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property Rights (or any part thereof) is subject where failure to do so might reasonably be expected to have a Material Adverse Effect;

(c)	do all acts as are reasonably practicable (including, without limitation, the institution of legal proceedings) to maintain, protect and safeguard the Intellectual Property necessary for its business and that of the Borrower as a whole; and

(d)	enter into and maintain such licence agreements, and obtain such authorisations, as are necessary for it or the Borrower to use all such Intellectual Property Rights which are material to its business or that of the Borrower where failure to do so, after having taken all reasonable action to enter into and maintain such licence agreements and obtain such authorisations, would or might reasonably be expected to have a Material Adverse Effect.

13.8	Environmental Compliance

The Guarantor shall obtain and maintain all requisite Environmental Licences required in relation to its business and comply in all material respects with:

(a)	all applicable Environmental Laws relating to the Group Permitted Business;

(b)	the terms and conditions of all Environmental Licences required in relation to the Group Permitted Business and applicable to it; and

(c)	all other covenants, conditions, restrictions and agreements entered into by or binding on the Guarantor directly or indirectly concerned with any Environmental Contamination required in relation to the Group Permitted Business, in each case where failure to do so would or might reasonably be expected to have a Material Adverse Effect.

13.9	Environmental Claims

The Guarantor shall inform the Facility Agent in writing as soon as reasonably practicable upon its becoming aware of:

(a)	any Environmental Claim which has been commenced or threatened against any Material Subsidiary or Relevant Subsidiary; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any Material Subsidiary or Relevant Subsidiary,

where the claim might, if determined against that Material Subsidiary or Relevant Subsidiary, reasonably be expected to have a Material Adverse Effect.

13.10	Taxation

(a)	The Guarantor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets and due in Germany and, in respect of material Taxes imposed by non-German Tax authorities, in each case, within the time period allowed without incurring penalties, save to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	The Guarantor shall not be materially overdue in the filing of any Tax returns in Germany or the United States.

(c)	The Guarantor shall ensure that it continues to be a company resident for Tax purposes in the United States.

13.11	Security

(a)	Save as otherwise permitted by the terms of the Finance Documents, the Guarantor shall ensure that any Security expressed to be created by it by or pursuant to, or, as the case may be, expressed to have been created by it and to be evidenced in, any Security Document to which it is a party remains in full force and effect with the ranking and priority it is expressed to have.

(b)	Save as otherwise permitted by the terms of the Finance Documents, the Guarantor shall not do or omit to do anything or knowingly permit or cause anything to be done or omitted to be done which would or could adversely affect any Security expressed to be created by any Obligor by or pursuant to, or any Security expressed to have been created by any Obligor and to be evidenced in, any Security Document to which it is a party.

(c)	The Guarantor shall take all such action as the Facility Agent or the Security Agent may reasonably request for the purpose of perfecting any such Security.

(d)	The Guarantor shall, if the Security Agent lawfully and in accordance with the terms of the Finance Documents exercises any power (whether of sale or other disposal or otherwise) or right with respect to the Charged Assets, permit the exercise of such power or right.

(e)	The Guarantor has granted or will grant and has caused or will cause to be granted the Security as set out in the Federal/State Guarantor Decision to the Security Agent or the Finance Parties, as the case may be.

13.12	Pari Passu Ranking

The Guarantor shall ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to creditors or certain types of creditors generally.

13.13	Transaction Documents

The Guarantor shall comply in all material respects with and perform all of its obligations under the Transaction Documents to which it is a party.

13.14	Hedging Strategy

The Guarantor shall implement the Hedging Strategy as may be required pursuant to Schedule 1 (Hedging Strategy).

13.15	Amendments to Transaction Documents

The Guarantor shall not amend, vary, novate, supplement or terminate any Transaction Document to which it is a party and to which a Finance Party is not a party delivered to the Facility Agent pursuant to Clause 4 (Conditions of Utilisation) of the Facility Agreement, or waive any right thereunder, except for:

(a)	any of the foregoing which is expressly consented to in writing by the Facility Agent acting on the instructions of the Majority Lenders or, pursuant to Clause 33.2 (Exceptions) of the Facility Agreement, all Lender consent; or

(b)	any amendment, variation or waiver which is of a minor or technical nature or would not adversely affect the rights of the Finance Parties under the Finance Documents.

13.16	Project Documents

Except as otherwise specifically provided in the Project Documents or required by or permitted under any Finance Document, the Guarantor shall not, and the Guarantor shall ensure that each of its Relevant Subsidiaries shall not, assign any of its rights or transfer any of its rights or obligations under the Project Documents.

13.17	Auditors

The Guarantor shall at all times have its accounts and those of the Relevant Subsidiaries audited by the Auditors.

13.18	Partnership and Shareholder Interests

(a)	The Guarantor shall ensure that each of AMD Fab 36 Holding GmbH and the General Partner at all times shall remain a wholly-owned Subsidiary of the Guarantor and shall cause AMD Fab 36 Admin GmbH at all times to be a wholly-owned Subsidiary of AMD Fab 36 Holding GmbH.

(b)	The Guarantor shall cause each of AMD Fab 36 Holding GmbH and AMD Fab 36 Admin GmbH to retain its partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations at all times at the level of the aggregate minimum holding of at least fifty-one (51) per cent. of the capital in the Borrower and to hold no partner or equity interests (Gesellschaftsanteile) in any other person (except that AMD Fab 36 Admin GmbH is a wholly-owned subsidiary of AMD Fab 36 Holding GmbH).

(c)	The Guarantor shall not hold at any time any partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations or other interests or participations in the Borrower directly, and shall hold any such partner or equity interests (Gesellschaftsanteile) in the partnership of the Borrower or in the Participations indirectly only through:

(i)	the interest of the General Partner as general partner (or, subsequent to a substitution, through AMD Fab 36 Admin GmbH as general partner); and

(ii)	the interests of AMD Fab 36 Holding GmbH and AMD Fab 36 Admin GmbH as the Limited Partners, and

all such interests and participations will be pledged to the Lenders under the Partnership Interest Pledges.

13.19	The Federal/State Guarantee

The Guarantor will comply and will procure that each Relevant Subsidiary will comply with all the terms of the Federal/State Guarantee Decision which directly apply to it.

13.20	Cash Shortfalls

The Guarantor shall at all times make payments to the Borrower, or otherwise provide funds to the Borrower, in each case without delay in the amount of any Cash Shortfalls, by way of equity contributions, Subordinated Loans or, as the case may be, prepayment for products and/or services (not in excess, however, of the Guarantor’s obligations under this Guarantee Agreement, the Subordinated Loan Agreements, the Revolving Credit Agreement and the Partnership Agreement, and not giving rise to any right of any person (with the exception of the Borrower (to the extent that it is still a member of the Group)) to enforce the relevant funding arrangements).

13.21	Material Adverse Effect

The Guarantor shall not enter into any agreement or obligation:

(a)	which could have a Material Adverse Effect; or

(b)	the performance of which in accordance with its terms would result in a breach of any provision of any Finance Document by any Obligor.

13.22	Security from the Borrower

The Guarantor will not take from the Borrower or any Other Surety any Security in respect of the Guarantor’s liability hereunder or in respect of any other obligation or liability which the Borrower has or may at any time have to the Guarantor as a result of performance by the Guarantor of its obligations under this Guarantee Agreement. If any such Security is taken from the Borrower or any Other Surety, and any monies or other property or assets is received or recovered by the Guarantor in pursuance of, or in breach of, any of the provisions of Clause 9 (Claims by Guarantor), it shall be held on trust (treuhänderisch halten) for the Security Agent to secure the Guarantor’s liability hereunder, and upon request by the Security Agent the Guarantor will forthwith deposit such Security with the Security Agent or as it may direct or pay or transfer such monies or other property or assets to the Security Agent for application in or towards the discharge of the Guarantor’s Liabilities.

13.23	Borrower’s Undertakings

The Guarantor will ensure that the Borrower complies with all its obligations under Clause 16 (Costs and Expenses), Clause 20 (General Undertakings) (in particular, those under Clause 20.35 (Subsidies)) and Clause 35 (The Federal State Guarantee) of the Facility Agreement.

14.	SET-OFF

The Security Agent may (in addition to any other right to which it may be entitled), if an Event of Default has occurred and is continuing or the Loans have been accelerated, without notice to the Guarantor or any other person, set-off and apply any credit balance (or any part thereof in such amounts as it may elect) on any account (whether such account is subject to notice or not and whether matured or not and in whatever currency) of the Guarantor with it and any other monies owing by it to the Guarantor against any liabilities (whether present or future, actual or contingent) of the Guarantor to it, and it may purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose.

15.	MISCELLANEOUS

Neither Agent is obliged to furnish to the Guarantor any information in respect of the Facility Agreement and/or the Guarantor’s Liabilities.

16.	NOTICES

16.1	Communications in Writing

Any communication to be made under or in connection with this Guarantee Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

16.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of the Guarantor, the Security Agent and the Facility Agent for any communication or document to be made or delivered under or in connection with this Guarantee Agreement is:

(a)	in the case of the Guarantor:

Address:	One AMD Place M-S 68
Sunnyvale, California 94088
Fax number:	+1 408 774 7399
Attention:	General Counsel;

(b)	in the case of the Security Agent:

Address:	Koppenstrasse 93
10877 Berlin
Fax Number:	+49 30 3153 2317
Attention:	Hans-Jürgen Dittmann;

(c)	in the case of the Facility Agent:

Address:	Dresdner Bank Luxembourg S.A.
26, rue du Marché-aux-Herbes
L-2097 Luxembourg

Fax Number:	+352 4760 3222
Attention:	Agencies
Albertine Prellwitz, Katja Paul

Copies:

Fax Number:	+352 4760 565
Attention:	Loan Administration
Andrea Stockemer, Eva Marmitt,

or any substitute address, fax number, telex number or department or officer as the Guarantor may notify to an Agent (or an Agent may notify to the Guarantor, if a change is made by such Agent) by not less than five (5) Business Days’ notice.

16.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Guarantee Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being sent by international courier addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice,

and, if a particular department or officer is specified as part of its address details provided under Clause 16.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified as part of its address details provided under Clause 16.2 (Addresses) (or any substitute department or officer as it may specify for this purpose).

16.4	Language

(a)	Any notice and any other document given under or in connection with this Guarantee Agreement must be in English, unless otherwise required by applicable laws or regulations or the Federal/State Guarantor.

(b)	Whichever language is chosen or required for a particular notice or any particular document given under or in connection with this Guarantee Agreement shall prevail over that of any accompanying translation.

17.	FURTHER ASSURANCE

The Guarantor confirms that it has taken, and will continue to take, all necessary steps to ensure that any amount claimed by an Agent from it hereunder can be transferred to it immediately, free of any deduction, cost or charges whatsoever.

18.	PARTIAL INVALIDITY

If, at any time, any provision of this Guarantee Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.	AMENDMENTS

No amendment or modification of or to any provision of this Guarantee Agreement, including, without limitation, this Clause 19, shall be effective unless the same shall be in writing and signed by or on behalf of each party hereto.

20.	COUNTERPARTS

This Guarantee Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee Agreement.

21.	ASSIGNMENT

21.1	Successor and Assigns

This Guarantee Agreement shall be binding upon and inure to the benefit of the parties to this Guarantee Agreement and their respective successors and permitted assigns.

21.2	The Guarantor

The Guarantor shall not assign or otherwise transfer the benefit of this Guarantee Agreement or any of its rights, duties or obligations under this Guarantee Agreement without the prior written consent of the Security Agent.

21.3	The Agents

Each Agent may assign or transfer all or any part of the benefits of this Guarantee Agreement and any of its rights, duties and obligations under this Guarantee Agreement without the consent of the Guarantor and for such purposes each Agent may disclose, in accordance with the terms of the Facility Agreement, to a potential assignee or transferee such information about the Guarantor, this Guarantee Agreement and the transactions contemplated by this Guarantee Agreement as it considers appropriate.

21.4	Change in Status

This Guarantee Agreement shall remain binding on the Guarantor notwithstanding any change in the constitution of an Agent, the Guarantor or the Borrower or its absorption in, amalgamation with or merger into, or the acquisition of all or part of its undertaking by any other person, to the intent that the security created by this Guarantee Agreement shall remain valid and effective in all respects in favour of any assignee or successor in title of an Agent in the same manner as if such assignee or successor in title had been named as a party to this Guarantee Agreement instead of, or in addition to, such Agent and (as the case may be) on or in respect of the obligations and liabilities of any successor entity to the Guarantor or the Borrower in the same manner as if such successor entity had been named in this Guarantee Agreement instead of, or in addition to, the Guarantor or the Borrower respectively.

22.	CONFIDENTIALITY

(a)	Except as otherwise set out in Clause 21.3 (The Agents), this Guarantee Agreement and the contents and existence of the same are strictly confidential and, without the prior written consent of the other parties hereto, shall not be disclosed to, or relied upon by, any person except as required by law or to comply with the applicable rules or requests of any regulatory body or to its employees or legal or financial advisers who have a need to know this information and who are made aware of and agree to be bound by the obligations under this paragraph.

(b)	Notwithstanding the foregoing or anything to the contrary in this Guarantee Agreement or any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party to this Guarantee Agreement shall be permitted to disclose the tax treatment and tax structure of the transactions set forth herein and in the other Finance Documents. This permission to disclose includes the ability of each party to consult, without limitation of any kind, any tax advisor regarding the tax treatment or tax structure of the transactions set forth herein and in the other Finance Documents. The parties acknowledge that this written authorisation does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Section 7525 (a) of the US Internal Revenue Code of 1986, as amended, or pursuant to any similar laws and regulations in any relevant other jurisdiction.

23.	GOVERNING LAW

This Guarantee Agreement is governed by German law.

24.	ENFORCEMENT

24.1	Jurisdiction of German courts

The District Court of Frankfurt am Main has exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee Agreement (including a dispute regarding the existence, validity or termination of this Guarantee Agreement).

24.2	Process Agent

The Guarantor irrevocably appoints the Borrower of Wilschdorfer Landstrasse 101, 01109 Dresden, Germany as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Germany. If for any reason the agent named above (or its successor) no longer serves as agent of the Guarantor for this purpose, the Guarantor shall promptly appoint a successor agent approved by the Agents and notify both Agents thereof. Until an Agent receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Guarantor for the purposes of this Clause. The Guarantor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Germany whether or not such agent gives notice thereof to the Guarantor.

This Guarantee Agreement has been entered into on the date stated at the beginning of this Guarantee Agreement.

SCHEDULE 1

Hedging Strategy

The minimum percentage of the Group’s interest bearing debt under rate fixing arrangements shall be determined by reference to the lowest of all Credit Ratings as set out in the table below:

Moody’s Rating	Standard and Poor’s Rating	Percentage
B2 or lower	B or lower	60%
B1	B+	50%
Ba3	BB-	40%
Ba2	BB	30%
Ba1	BB+	20%
Baa3 or better	BBB- or better	0%

SCHEDULE 2

Form of Compliance Certificate

To:	Dresdner Bank Luxembourg S.A. as Facility Agent

From:	Advanced Micro Devices, Inc.

Dated:

Dear Sirs

Guarantee agreement dated 21 April 2004 (the “Guarantee Agreement”)

1.	We refer to the Guarantee Agreement. This is a Compliance Certificate.*

2.	Save where the context requires otherwise, terms defined in the Guarantee Agreement have the same meanings when used in this certificate.

3.	In particular, we refer to Clause 11.1 (Financial Statements) and Clause 12 (Financial Covenants) of the Guarantee Agreement. We also refer to the quarterly financial statements for the fiscal quarter ended [insert date] delivered to you on [insert date] in accordance with paragraph (b) of Clause 11.1 (Financial Covenants).

4.	We confirm that on the basis of the financial information contained in the above quarterly financial statements, as at [[the end of the fiscal quarter]/[the end of the fiscal year]] set out below, the following financial ratios or amounts calculated in accordance with and as required by Clause 12 (Financial Covenants) were as follows:

Covenant	Amount in USD
Adjusted Tangible Net Worth as at [state fiscal year]	[ ]
(Clause 12.2 (Adjusted Tangible Net Worth)).

Covenant	Amount in USD
EBITDA as at [state fiscal quarter]	[ ]
(Clause 12.3 (EBITDA)).

Accordingly, we confirm that the financial covenants set out in Clause 12 (Financial Covenants) [have/have not] been complied with during the period in question.

*	To be issued only if compliance is required pursuant to paragraph (a) of Clause 11.2 (Compliance Certificate).

Signed:

[[Chief Financial Officer]/[Director of Treasury]/[Treasurer]]
of
Advanced Micro Devices, Inc.

[insert applicable certification language]

for and on behalf of

Ernst & Young

SCHEDULE 3

Form of Monthly Consolidated Cash Reports

To:	Dresdner Bank Luxembourg S.A. as Facility Agent

From:	Advanced Micro Devices, Inc.

Dated:

Dear Sirs

Guarantee agreement dated 21 April 2004 (the “Guarantee Agreement”)

1.	We refer to the Guarantee Agreement. This is a Compliance Certificate.

2.	Save where the context requires otherwise, terms defined in the Guarantee Agreement have the same meanings when used in this certificate.

3.	In particular, we refer to paragraph (c) of Clause 11.1 (Financial Covenants) of the Guarantee Agreement and to the reports for the Month ended [insert date] delivered to you on [insert date] pursuant thereto.

4.	We confirm the accuracy of the figures and financial information reported below:

Credit Rating	Moody’s	Standard & Poor’s
	[ ]	[ ]

Group Consolidated Cash		Amount in USD
[ ]

Signed:

[name of duly authorised officer]
of
Advanced Micro Devices, Inc.

Attachment:

Monthly report containing unaudited Group cash balances.*

*	NB. As previously provided by the Guarantor.

SIGNATORIES

The Guarantor

ADVANCED MICRO DEVICES, INC.

by:	/s/ Robert J. Rivet

Name, title: Robert D. Rivet, CFO

The Borrower

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

by:	/s/ Hans R. Deppe

Name, title: Dr. Hans R. Deppe

The Security Agent

DRESDNER BANK AG in BERLIN

by:	/s/ Leimbach

Name, title:

The Facility Agent

DRESDNER BANK LUXEMBOURG S.A.

by:	/s/ Bill H. Fish
/s/ A. Scheer

Name, title: William H. Fish;
Andreas Scheer, Director